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[XEIKON INNOVATING PRINT PRODUCTION LOGO]



Gino Despeghel                        Susan Borinelli
Executive Chairman                    BREAKSTONE & RUTH INTERNATIONAL
XEIKON NV                             Tel: (646) 536-7018
Tel: +32-3-443-1312                   Email: sborinelli@breakstoneruth.com


                                                           FOR IMMEDIATE RELEASE

                 XEIKON FILES A REQUEST FOR CREDITOR PROTECTION

                            IN BELGIUM AND IN FRANCE


MORTSEL, BELGIUM -- NOVEMBER 9, 2001 -- XEIKON N.V. (NASDAQ: XEIK), the world's leading supplier of production digital printing systems for a wide range of commercial and industrial printing applications, today announced that it filed a request for creditor protection under applicable Belgian legislation. The Company's subsidiary in France, Xeikon France S.A., entered into a receivership proceeding under applicable French legislation.

The Company has been working towards a private placement transaction, as announced on June 18, 2001. However, discussions with interested parties have not progressed sufficiently to allow near term closing.

The Company intends to continue to manufacture, market and distribute its products during the pendency of the above mentioned legal proceedings. The Company intends to issue a press release once the courts make a final decision. The requests, when approved by the courts, would enable the Company to prepare, under the supervision of one or more officers appointed by the competent court, a restructuring plan for its business whilst temporarily being relieved from its obligation to service existing debts.

Xeikon N.V. develops, produces and markets commercial digital color printing systems and related consumables specifically designed to meet the quality, speed, reliability, cost, variable content and on-demand requirements of the global digital color printing market. Xeikon supplies both original equipment manufacturers, as well as a global network of over 30 value-added distributors
(VADs) operating in more than 40 countries.

Xeikon is also a major manufacturer of digital black and white printers, which use a proprietary "magnetography" technology best suited for use in heavy-duty printing applications. Additional information on the Company can be found at http://www.xeikon.com.

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This news release may contain forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include those mentioned in Xeikon's 2000 annual report and its annual and quarterly filing with the Securities and Exchange Commission.